 W. Scott Lawler
Attorney at Law

4960 S. Gilbert Rd., Suite 1-111
Chandler, AZ 85249
Telephone: 602-466-3666

  W. Scott Lawler, Esq.
 Admitted in Arizona and California

July 5, 2013

Board of Directors
BLUTEK INNOVATIONS CORP.
Rm 1004, Crawford House
70 Queen’s Road Central
Central, Hong Kong

Dear Board Members:

Blutek Innovations Corp., a Nevada corporation (the “Company”), has asked me to opine on the legality of the issuance of 30,000,000 shares of common stock in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of such 30,000,000 shares of the Company’s common stock, $0.10 par value per share (the “Common Stock”), as described below.  A registration statement on Form S-1/A has been prepared by the Company and will be filed with the Securities and Exchange Commission on or about July 5, 2013 (the “Registration Statement”).  This opinion shall be filed with the Registration Statement.

The Registration Statement seeks the registration of 30,000,000 shares of the Common Stock (the “Registered Shares”). The Registered Shares are to be offered to the public by two (2) shareholders of the Company without the use of any underwriters, at fixed or negotiated prices.

In connection with rendering this opinion I have examined copies of the Registration Statement and all exhibits thereto as well as the amendments to the Registration Statement.  I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein.  In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, I am of the opinion that upon declaration of the effectiveness of the Registration Statement, the Registered Shares, when sold, pursuant to the Company’s prospectus, are legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ W. Scott Lawler
W. Scott Lawler, Esq.